Exhibit 10.5

SECURITIES PURCHASE AGREEMENT by and between META FINANCIAL GROUP, INC. and SILVER CREEK CS SAV, L.L.C. July 7, 2015

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(p)	Transactions With Affiliates	12
(q)	Agreements with Regulatory Agencies	13
(r)	Equity Capitalization	14
(s)	Subsidiaries	15
(t)	Absence of Litigation	15
(u)	Properties and Leases	15
(v)	Insurance	15
(w)	Tax Status	15
(x)	Manipulation of Price	16
(y)	Shell Company Status	16
(z)	U.S. Real Property Holding Corporation Status	16
(aa)	Allowance for Possible Loan Losses	16
(bb)	Intellectual Property	16
(cc)	No Disqualification Events	16

4.	COVENANTS.	17

(a)	Form D and Blue Sky	17
(b)	Reports	17
(c)	Listing	17
(d)	Conduct of the Business	17
(e)	Access to Information	18
(f)	Efforts to Consummate Transaction; Cooperation	18
(g)	NASDAQ Stock Issuance Notice	19
(h)	Expenses	19
(i)	Pledge of Shares	19
(j)	Disclosure of Transactions and Other Material Information	19
(k)	Certain Future Actions.	20
(l)	Standstill	22
(m)	Stock Certificates	23
(n)	Disclosure Letter Updates	23
(o)	Disqualification Events	23
(p)	Use of Proceeds	23

5.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL	24

6.	CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE	25

7.	SURVIVAL AND INDEMNIFICATION	27

(a)	Survival	27
(b)	Indemnification	27
(c)	Procedure	27
(d)	Reimbursement	29

8.	TERMINATION	29

(a)	Termination by Mutual Agreement	29
(b)	Termination for Failure to Close	29

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(c)	Termination for Breach	29
(d)	Effects of Termination	29

9.	MISCELLANEOUS	29

(a)	Definitions	29
(b)	Governing Law; Jurisdiction; Jury Trial	35
(c)	Counterparts	36
(d)	Headings	36
(e)	Severability	36
(f)	Entire Agreement; Amendments	36
(g)	Notices	36
(h)	Successors and Assigns	37
(i)	No Third Party Beneficiaries	37
(j)	Further Assurances	37
(k)	No Strict Construction	38
(l)	Remedies	38
(m)	Acknowledgment Regarding Buyer’s Shares	38
(n)	Buyer’s Acknowledgments Regarding Other Private Placements	38
(o)	Interpretive Matters	39

Schedules

Schedule 9(a)  Knowledge of the Company

Disclosure Letter

Exhibits

Exhibit A Form of Registration Rights Agreement

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of July 7, 2015, by and between Meta Financial Group, Inc., a Delaware corporation, with headquarters located at 5501 South Broadband Lane, Sioux Falls, South Dakota 57108 (the “Company”), and Silver Creek CS SAV, L.L.C., a Delaware limited liability company (the “Buyer”).  Certain defined terms used herein are listed in Section 9(a).

WHEREAS:

A.                 Each of the Company and the Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B.                  The Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, certain shares of common stock, par value $0.01, of the Company (the “Common Stock”).

C.                  Contemporaneously with and as a condition to the Closing, the Company and the Buyer will enter into a Registration Rights Agreement pursuant to the terms of which the Company shall file a registration statement with respect to the resale of the shares of Common Stock purchased by the Buyer hereunder.

D.                  The Company desires to issue and sell additional shares of Common Stock pursuant to one or more other private placements with Other Investors, which sales are intended to close simultaneously with the Closing hereunder or at such other times as the parties thereto shall agree (the “Other Private Placements”).

E.                   The Company’s Board of Directors has approved the transactions contemplated by this Agreement and the Other Private Placements.

NOW, THEREFORE, the Company and the Buyer hereby agree as follows:

1.                    PURCHASE AND SALE OF COMMON STOCK.

(a)           Shares of Common Stock.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, the Company shall issue and sell to the Buyer, and the Buyer agrees to purchase from the Company, on the Closing Date, 7,510 shares of Common Stock (the number of shares of Common Stock so purchased by the Buyer is referred to herein as the “Shares”).

(b)           Closing.  The closing (the “Closing”) of the purchase of the Shares by the Buyer shall occur at the offices of Katten Muchin Rosenman LLP, 525 W. Monroe Street, Chicago, IL 60661. The date and time of the Closing (the “Closing Date”) shall be substantially concurrently with the consummation of the Acquisition, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Closing set forth in Sections 5 and 6 below by the parties hereto (other than those conditions required to be satisfied on the Closing Date, in which case such conditions shall have been so satisfied or waived as of the Closing Date) or such other date and time as is mutually agreed to by the Company and the Buyer.

(c)           Purchase Price.  The aggregate purchase price for all the Shares to be purchased by the Buyer (the “Purchase Price”) shall be an amount equal to $328,337.20.

(d)           Form of Payment.  On the Closing Date, (i) the Buyer shall pay the Purchase Price to the Company for the Shares to be issued and sold to the Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions which shall be given to the Buyer in writing not later than one (1) day prior to the Closing Date, and (ii) the Company shall instruct its transfer agent, Computershare Trust Company, N.A. (the “Transfer Agent”), to issue and deliver to the Buyer the Shares in a single stock certificate, free and clear of all restrictive legends (except as expressly provided in Section 2(i) hereof), evidencing the number of Shares being purchased by the Buyer, which certificate shall be delivered to the Buyer at an address specified by the Buyer in writing not later than two (2) days prior to the Closing Date.

2.                    BUYER’S REPRESENTATIONS AND WARRANTIES.As of the date hereof, and as of the Closing Date, the Buyer represents and warrants that:

(a)           Organization; Authority.  The Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is or will be a party and otherwise to carry out its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which the Buyer is or will be a party have been, or when executed and delivered will have been, duly authorized, executed and delivered by the Buyer and constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(b)           No Public Sale or Distribution.  The Buyer is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempt from the registration requirements under the 1933 Act; provided, however, that by making the representations herein, the Buyer does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the 1933 Act. The Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to resell or distribute any of the Shares in violation of the 1933 Act.

(c)           Accredited Investor Status; Sophistication.

(i)                  The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(ii)                The Buyer has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of the type contemplated hereby that it is capable of (A) evaluating the merits and risks of an investment in the Shares and making an informed investment decision, (B) protecting its own interests (financially or otherwise), and (C) bearing the economic risk of such investment for an indefinite period of time.

(d)           Reliance on Exemptions.  The Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares.  The Buyer had a pre-existing substantive relationship with the Company prior to any communication between the Company and the Buyer with respect to the transactions contemplated hereby or the Other Private Placements, and the Buyer is not entering into this Agreement or otherwise agreeing to purchase the Shares as a result of any form of general solicitation or general advertising (within the meaning of Regulation D).

(e)           Reserved.

(f)            Information.  The Buyer and its advisors, if any, have received all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of, and have received answers from, the Company regarding the Company and the transactions contemplated hereby.  Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its advisors or representatives, nor any other statement made by Buyer in this Section 2, shall modify, amend or affect the Company’s representations and warranties contained herein or the Buyer’s right to rely thereon. The Buyer understands that its investment in the Shares involves a high degree of risk. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

(g)           No Governmental Review.  The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(h)           Transfer or Resale.  The Buyer understands that:

(i)                 the Shares have not been and, except as provided in the Registration Rights Agreement, are not being registered under the 1933 Act or any state securities Laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder and sold, assigned or transferred pursuant to an effective registration statement, (B) the Buyer shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company, which opinion shall be in a form reasonably acceptable to the Company and the transfer agent for the Common Stock, to the effect that such Shares to be sold, assigned or transferred have been or are being sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Buyer provides the Company with reasonable assurance, and certifications to the effect, that (I) such Shares have been or are being sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto) (“Rule 144”) or Rule 144A promulgated under the 1933 Act (or successor rule thereto) (“Rule 144A”) or (II) the Buyer is not an Affiliate of the Company and the Shares can then be sold by the Buyer pursuant to Rule 144 without any restrictions or limitations thereunder and without compliance with the current public information requirement thereof;

(ii)                any sale of the Shares made in reliance on Rule 144 or Rule 144A shall be made in accordance with the terms of Rule 144 or Rule 144A, as applicable, and, further, if Rule 144 or Rule 144A is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and

(iii)               except as set forth in the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register the Shares under the 1933 Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder.

The Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Shares and such pledge of Shares shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and, except as required by applicable Law, the Buyer shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement, including this Section 2(h), in connection with such a pledge.

(i)            Legends.  The Buyer understands that the stock certificates representing the Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates in violation of the restrictions on transfer set forth herein):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT.

The legend set forth above shall be removed and the Company shall issue one or more certificates without such legend to the holder of the Shares upon which it is stamped, unless otherwise required by state securities Laws, if (i) such Shares are registered for resale and shall be resold pursuant to an effective registration statement under the 1933 Act, (ii) the Buyer shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company, which opinion shall be in a form reasonably acceptable to the Company and the transfer agent for the Common Stock, to the effect that such Shares may be freely sold without restriction or limitation without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurance, and certification to the effect, that (A) the Shares have been or are being sold, assigned or transferred pursuant to Rule 144 or Rule 144A or (B) such holder is not an Affiliate of the Company and the Shares can be sold by such holder pursuant to Rule 144 without any restrictions or limitations under Rule 144 and without compliance with the current public information requirement thereof.

(j)            No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not (i) result in a violation of the organizational or formation documents of the Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Buyer is a party, or (iii) result in a violation of any Law (including federal and state securities Laws) applicable to the Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations hereunder.

(k)           Bank Regulatory Agencies.  Neither the Buyer nor its Affiliates is required to obtain any consent, authorization or order of, or make any filing or registration with, any bank regulatory authority or agency, including, but not limited to, the Federal Reserve, in order for the Buyer to execute or deliver this Agreement or any of the other Transaction Documents to which it is or will be a party or perform any of its obligations under or as contemplated by this Agreement or any of the other Transaction Documents to which it is or will be a party in accordance with the terms hereof or thereof. Without limiting the generality of the foregoing sentence, the Buyer is not in “control” (rebuttably or otherwise, as such term is used in 12 C.F.R. Part 238) and has not acted in concert, and is not “acting in concert” within the meaning of 12 C.F.R. §238.31(b)(2) or (d), with any Person (including any of its Affiliates) to knowingly participate in joint activity or parallel action towards a common goal of acquiring control of the Company, whether or not pursuant to an express agreement, such that it would result in the Buyer or any of its Affiliates to be determined by the Federal Reserve (A) to have the power, directly or indirectly, to exercise a controlling influence over, or direct, the management or policies of the Company or any Subsidiary, (B) to have acquired, or to be attempting to acquire, control (rebuttably or otherwise, as such term is used in 12 C.F.R. Part 238) of the Company or any Subsidiary, or otherwise be required to register as a savings and loan holding company, as such term is defined in 12 C.F.R. § 238.2(m), (C) to be an “affiliate” (as defined under 12 C.F.R. § 238.2(a)) of any Subsidiary, such that any transactions between the Buyer and such Subsidiary would be subject to compliance with §§ 23A and 23B of the Federal Reserve Act or Regulation W, 12 C.F.R. Part 223, or (D) to be an “insider” (as defined in 12 C.F.R. § 215.2) of the Company or any Subsidiary such that any transactions between the Buyer and its Affiliates, on the one hand, and the Company and such Subsidiary, on the other, would be subject to compliance with Regulation O of 12 C.F.R. § 215.

(l)            Status of the Buyer.  Neither the Buyer nor any of its Affiliates shall, as a result of the Buyer entering into, or performing under, this Agreement and the other Transaction Documents to which it is or will be a party (A) have the power, directly or indirectly, to exercise a controlling influence over, or direct, the management or policies of the Company or any Subsidiary, (B) be in “control” of the Company or any Subsidiary, as such term is used in 12 C.F.R. Part 238, or otherwise be required to register as a savings and loan holding company, as such term is defined in 12 C.F.R. § 238.2(m), or (C) be an “affiliate” (as defined under 12 C.F.R. § 238.2(a)) of any Subsidiary, such that any transactions between the Buyer and such Subsidiary would be subject to compliance with §§ 23A and 23B of the Federal Reserve Act or Regulation W, 12 C.F.R. Part 223.

(m)          Reserved.

(n)           Residency.  The Buyer is formed in the State of Delaware and its principal place of business is located in the State of Washington.

(o)           No Broker.  The Buyer has not engaged any broker or other similar agent in connection with its purchase of the Shares.

3.                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company represents and warrants to the Buyer as of the date hereof and as of the Closing Date that, except as otherwise disclosed or incorporated by reference and readily apparent in: (i) the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, or any of its other reports and forms filed with or furnished to the SEC under Section 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), after September 30, 2014 and publicly available before the date of this Agreement and, solely with respect to the representations and warranties made by the Company in this Agreement as of the Closing Date, all such other reports and forms filed or furnished by the Company with the SEC under the 1934 Act after the date of this Agreement and publicly available before the Closing Date (in each case including any amendments or supplements thereto, but excluding risk factors and/or any other disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly nonspecific and are predictive and forward-looking in nature); or (ii) the disclosure letter dated as of the date hereof separately provided to the Buyer in connection with, and containing qualifications or information with respect to the provisions of, this Agreement and, with respect to the representations and warranties made by the Company in this Agreement as of the Closing Date, as set forth in any disclosure letter delivered to the Buyer prior to the Closing Date pursuant to Section 4(n) hereof solely for purposes of the representations and warranties made by the Company in this Agreement as of the Closing Date (such disclosure letter, and, as applicable, as supplemented by the disclosure schedules delivered pursuant to Section 4(n) hereof, the “Disclosure Letter”), it being agreed that a disclosure set forth on any particular Schedule of the Disclosure Letter shall constitute disclosure on each other Schedule thereof provided it is readily apparent that the information so disclosed on the first Schedule shall apply to such other Schedule or the representation and warranty as to which such Schedule relates.

(a)           Organization and Qualification.  The Company and the Subsidiaries other than MetaBank are entities duly organized and validly existing and in good standing, and MetaBank is duly organized and validly existing, under the Laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and the Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)           Status of Company and Subsidiaries.  The Company is a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (“HOLA”), regulated and supervised primarily by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). MetaBank is a federally chartered stock savings bank duly organized and validly existing under HOLA and regulated and supervised primarily by the Office of the Comptroller of the Currency (the “OCC”). The deposit accounts of MetaBank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”), and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of the Company, threatened. The federal stock savings bank charter of MetaBank complies in all material respects with applicable Law.  MetaBank is considered “well capitalized” under the prompt corrective action provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1831o and 12 C.F.R. Part 565).

(c)           Authorization; Enforcement; Validity.  The Company has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Shares in accordance with the terms hereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of the Shares, have been duly authorized by the Company’s board of directors (the “Board of Directors”).  No further corporate consent or authorization is required by the Company, the Board of Directors or the Company’s stockholders in connection with the execution and delivery by the Company of this Agreement or any of the other Transaction Documents and the performance of the Company’s obligations hereunder and thereunder, including the issuance of the Shares.  This Agreement has been, and when executed and delivered by the Company at the Closing, each other Transaction Document will be, duly executed and delivered by the Company and constitute (or when executed and delivered will constitute) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(d)           Issuance of Shares; No Restrictions on Transfer.  Upon the issuance of and payment for the Shares in accordance with this Agreement, such Shares will be validly issued, fully paid and nonassessable, and free and clear of all liens and/or restrictions on transfer (other than restrictions on transfer provided for by applicable federal and state securities Laws or expressly provided for herein) and will not be subject to preemptive rights of any other stockholder of the Company.  Subject to the accuracy of the representations and warranties of the Buyer in this Agreement, the offer and sale by the Company of the Shares to the Buyer hereunder will be exempt from registration under the 1933 Act.

(e)           No Conflicts.  Except as set forth on Schedule 3(e) of the Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Shares) will not (i) violate the Certificate of Incorporation or the Bylaws, (ii) violate, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party, (iii) assuming the filing of a Form D and state securities Law filings, and such filings or notices as are required by the Principal Market (or the rules and regulations thereof), result in a violation of any Law, or rules and regulations of the Principal Market, applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected or (iv) result in or require the creation or imposition of any lien upon or with respect to any of the properties or assets of the Company or any of the Subsidiaries, except in the case of clauses (ii) and (iv), as would not reasonably be expected to have a Material Adverse Effect.

(f)            Consents.  Neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency (including the OCC or the Federal Reserve), or any regulatory or self‑regulatory agency (including the Principal Market) or any other Person in order for the Company to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof, other than (i) the filing with the SEC of a Form D and any the filings contemplated by Section 4(j), (ii) any other filings as may be required by any state securities agencies, and (iii) such filings as are required by the Principal Market (or the rules and regulations thereof).

(g)          No General Solicitation; Placement Agent’s Fees.  None of the Company or any of the Subsidiaries or any of their Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.  The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by or on behalf of the Buyer or any of the Other Investors) relating to or arising out of the transactions contemplated hereby.  The Company shall pay, and hold the Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any fee claimed by any placement agent, financial advisor or broker claiming to have been engaged by the Company, or to otherwise have been acting on the Company’s behalf, in connection with the transactions contemplated hereby.  Neither the Company nor any of the Subsidiaries has engaged any placement agent or other similar agent in connection with the sale of the Shares.

(h)           No Registration Due to Integrated Offering.  None of the Company, the Subsidiaries, any of the Affiliates of the Company, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer or sale to the Buyer of any of the Shares under the 1933 Act.  None of the Company or the Subsidiaries or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the offer or sale to the Buyer of any of the Shares under the 1933 Act (except as contemplated by the Registration Rights Agreement).

(i)            Application of Takeover and Other Protections; Rights Agreement.  The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or any certificates of designations or the Laws of the jurisdiction of its formation or incorporation which is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including the Company’s issuance of the Shares and the Buyer’s ownership of the Shares.

(j)            SEC Documents; Financial Statements.

(i)                  Except as set forth on Schedule 3(j)(i) of the Disclosure Letter, since September 30, 2014, the Company has timely filed with or furnished to the SEC all forms, reports, schedules, statements, certificates and other documents required to be filed by it with or furnished by it to the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed or furnished since September 30, 2014 and prior to the date hereof being hereinafter referred to as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with or furnished to the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There are no outstanding unresolved written comments from the SEC with respect to any SEC Document.

(ii)                As of their respective dates, the consolidated financial statements of the Company and the Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing.  Such financial statements (A) have been prepared from, and are in accordance in all material respects with, the books and records of the Company and the Subsidiaries, (B) have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (1) as may be otherwise indicated in such financial statements or the notes thereto, or (2) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and (C) fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations, changes in stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).  Since the date of the most recent balance sheet included in the SEC Documents, the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP, nor has it been advised by its independent registered accounting firm or any Governmental Entity that any such change in method of accounting or accounting practice is appropriate.

(iii)               Solely to the extent that the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC and the Principal Market thereunder (collectively, the “Sarbanes-Oxley Act”) have been applicable to the Company, the Company is in compliance in all material respects with any provision of the Sarbanes-Oxley Act applicable to the Company.

(k)           Accuracy of Information.  All factual information, taken as a whole, furnished by or on behalf of the Company in writing to the Buyer on or prior to the date of this Agreement for purposes of this Agreement and all other such factual information, taken as a whole, furnished by the Company on behalf of itself and the Subsidiaries in writing to the Buyer pursuant to the terms of this Agreement does not, when taken together with the SEC Documents, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to any projected financial information or forward-looking statements, business assumptions, strategic plans or similar information, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time.  The Company understands and confirms that the Buyer will rely on the representations and warranties contained in this Section 3 in effecting transactions in securities of the Company.

(l)                  Absence of Certain Changes.

(i)            Except as disclosed in Schedule 3(l)(i) of the Disclosure Letter or in the SEC Documents, since September 30, 2014, no event or events have occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(ii)                Except as set forth in Schedule 3(l)(ii) of the Disclosure Letter or in the SEC Documents, since September 30, 2014, each of the Company and each Subsidiary has conducted its business in the ordinary course of business consistent with past practice, and during such period neither the Company nor any Subsidiary has:

(A)            issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness for borrowed money or capitalized lease obligation, individually or in the aggregate, in excess of $250,000;

(B)            (x) acquired any other Person (or any significant business, portion or division thereof), whether by merger, consolidation or reorganization or by purchase of such Person’s assets or capital stock or otherwise and/or (y) terminated and/or made material modifications to any material provisions of any agreements evidencing or relating to the transactions described in the preceding clause (x);

(C)            incurred any material loss except for losses adequately provided for on the Company’s most recent balance sheet included in the SEC Documents and expenses associated with this transaction;

(D)            in the case of the Company, declared or paid any dividends;

(E)            sold any material assets outside the ordinary course of business;

(F)            experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus noninterest-bearing deposits such that any such material change has had, or can reasonably be anticipated to have, a Material Adverse Effect; or

(G)            committed to any of the foregoing.

(iii)               Neither the Company nor any of the Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy Law nor does the Company have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual Knowledge of any fact that would reasonably lead a creditor to do so.  The Company and the Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not be, Insolvent.

(m)          No Undisclosed Liabilities.  Neither the Company nor any of the Subsidiaries is subject to any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company’s financial statements included in the SEC Documents to the extent required to be so reflected or reserved against in accordance with generally accepted accounting principles in the United States except for, since the date of the most recent balance sheet included in the SEC Documents, liabilities or obligations (i) that are listed or disclosed in Schedule 3(m) included in the Disclosure Letter, (ii) arising in the ordinary course of business consistent with past practices, (iii) incurred under this Agreement or the securities purchase agreements entered into with Other Investors in connection with the Other Private Placements or in connection with the transactions contemplated hereby or thereby, or (iv) that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(n)           Conduct of Business; Regulatory Permits.

(i)                  The Company is not in violation of any term of its Certificate of Incorporation, any certificate of designation, preferences or rights of any outstanding series of its preferred stock or its Bylaws.  No Subsidiary is in violation of any term of its certification of incorporation or bank charter (as the case may be), any certificate of designation, preferences or rights of any outstanding series of its preferred stock or its bylaws (as amended, if at all).

(ii)                The Company is not in violation in any material respect of any of the rules, regulations or requirements of the Principal Market and has no Knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.  Since September 30, 2014, (A) the Common Stock has been listed on the Principal Market, (B) trading in the Common Stock has not been suspended by the SEC or the Principal Market (other than pursuant to ordinary marketwide circuit breakers and excluding ordinary temporary suspensions in connection with announcements of material Company news) and (C) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market.

(iii)               The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary for them to own or lease their properties and assets and to conduct their respective businesses as presently conducted, except where the failure to possess such certificates, authorizations or permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.  The Company and the Subsidiaries have complied with and are not in default or violation in any respect of any Law, policy or guideline of any Governmental Entity, other than such defaults or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  To the Knowledge of the Company, neither the Company nor any of the Subsidiaries is under investigation with respect to, or has been threatened to be charged with or given notice of, any violation of any Law, policy or guideline of any Governmental Entity, other than such investigations or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(o)           Investment Company Status.  The Company is not, and upon consummation of the sale of the Shares will not be, an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(p)           Transactions With Affiliates.  Except as set forth in the SEC Documents and other than the outstanding stock options and/or unvested restricted stock disclosed on Schedule 3(p) of the Disclosure Letter, none of the officers, directors or employees of the Company or any of the Subsidiaries, or any of their respective Family Members, is presently a party to any transaction with the Company or any of the Subsidiaries (other than for services as employees, officers, directors or consultants), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such officer, director, employee or Family Member, or, to the Knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, employee or Family Member has a substantial interest or is an officer, director, trustee or partner.

(q)           Agreements with Regulatory Agencies.  Except as set forth on Schedule 3(q) of the Disclosure Letter:

(i)                  Since September 30, 2014, neither the Company nor any of the Subsidiaries is or has been subject to any cease and desist order, consent order, assistance agreement, capital directive, supervisory agreement or other formal agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any formal or informal order or directive by, or is a recipient of any supervisory letter from any Governmental Entity which places any restriction on the business of the Company or any Subsidiary (each, a “Regulatory Agreement”).

(ii)                Since September 30, 2014, neither the Company nor any Subsidiary (A) has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Agreement, or (B) has any obligation to submit a capital restoration plan.

(iii)               Except for examinations conducted by a Governmental Entity in the ordinary course of the business of the Company and each Subsidiary, to the Knowledge of the Company, no Governmental Entity has initiated since September 30, 2014 or has pending any proceeding, enforcement action or formal investigation into the business, disclosures or operations of the Company or any Subsidiary.

(iv)               Since September 30, 2014, no Governmental Entity has resolved any proceeding, enforcement action or formal investigation into the business, disclosures or operations of the Company or any Subsidiary.

(v)                There is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examination or inspection of the Company or any Subsidiary, except where such violation, criticism or exceptions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi)               Since September 30, 2014, other than in the ordinary course of the Company’s business, there have been no formal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any Subsidiary.

(r)            Equity Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock, par value $.01 per share, of which as of the date of this Agreement, 6,966,700 are issued and 6,946,450 are outstanding and 795,369 shares are reserved for issuance pursuant to securities outstanding as of the date of this Agreement and exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) 800,000 shares of preferred stock, par value $.01 per share, of which as of the date of this Agreement none are issued and outstanding.  All of such outstanding and reserved shares have been, or upon issuance will be, validly issued and fully paid and nonassessable.  Except for any shares to be issued in connection with the Acquisition, the Transaction Documents, or as disclosed in Schedule 3(r) of the Disclosure Letter:  (i) none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) other than shares of Common Stock issuable to the Buyer hereunder or the shares of Common Stock issued to any Other Investor pursuant to any Other Private Placement, as of the date hereof there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of the Subsidiaries, or contracts or arrangements by which the Company or any of the Subsidiaries is or may become bound to issue additional capital stock of the Company or any of the Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of the Subsidiaries; (iii) except as provided in the Registration Rights Agreement to be executed with the Buyer on the Closing Date, and except for registration rights to be granted to any Other Investor pursuant to any registration rights agreement entered into by the Company in connection with any Other Private Placement, as of the date hereof there are no agreements or arrangements under which the Company or any of the Subsidiaries remains obligated to register the sale of any of their securities, whether presently outstanding or securities that may be issued subsequently, under the 1933 Act; (iv) there are no outstanding securities or instruments of the Company or any of the Subsidiaries which contain any redemption or similar provisions, and as of the date of this Agreement, there are no contracts, commitments or arrangements by which the Company or any of the Subsidiaries is or may become bound to redeem a security of the Company or any of the Subsidiaries; (v) there are no securities or instruments of the Company containing anti-dilution or similar provisions, other than provisions for equitable adjustments upon a stock split, stock dividend, combination or similar recapitalizations with respect to the Company’s capital stock; and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  To the Company’s Knowledge, no stockholder of the Company has entered into any agreement with any other stockholder with respect to the voting of equity securities of the Company.  The Company has furnished to the Buyer true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date of this Agreement (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date of this Agreement (the “Bylaws”).

(s)           Subsidiaries.  Schedule 3(s) of the Disclosure Letter sets forth a complete and accurate list of all direct and indirect Subsidiaries as of the date of this Agreement, showing in each case as of the date of this Agreement (as to each such Subsidiary) the jurisdiction of its formation, and, with respect to each non-wholly owned Subsidiary, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the date of this Agreement and the percentage of each such class of its equity interests owned (directly or indirectly) by the Company, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the date of this Agreement.  All of the outstanding equity interests in each of the Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or one or more of the Subsidiaries, free and clear of all liens.  Except as set forth in Schedule 3(s) of the Disclosure Letter, the Company or one or more of the Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of the Subsidiaries as owned by the Company or such Subsidiary.

(t)            Absence of Litigation.  Except as set forth in Schedule 3(t) of the Disclosure Letter or as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, arbiter, mediator, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries, or, to the Company’s Knowledge, any of the Company’s or the Subsidiaries’ officers or directors, that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement.

(u)           Properties and Leases.  The Company and the Subsidiaries have good and marketable title to all real properties and all other material properties and assets that purport to be owned by them, in each case free from liens, encumbrances, claims and defects that would affect the value thereof or interfere with the use made or to be made thereof by them, except for such defects in title or liens, encumbrances and claims that would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect.  The Company and the Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them, and neither the Company nor any of the Subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any such Subsidiary under any such leases, or affecting or questioning the rights of such entity to the continued possession of the leased premises, except for such title exceptions or claims that would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

(v)           Insurance.  The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

(w)          Tax Status.  (i) Each of the Company and the Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, (B) paid in full all Taxes due, whether or not shown as due on such Tax Returns, other than such Taxes being contested in good faith or such Taxes the nonpayment of which would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, and (C) made adequate provision for any unpaid Taxes not yet due in the financial statements of the Company (in accordance with GAAP); (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Subsidiaries, which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided in the financial statements of the Company; and (iii) there are no material liens for Taxes upon the assets of either the Company or its material Subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided in the financial statements of the Company.

(x)            Manipulation of Price.  The Company has not, and to its Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of any of the Shares to the Buyer hereunder.

(y)           Shell Company Status.  The Company is not, and has never been, an issuer of the type described in paragraph (i) of Rule 144.

(z)           U.S. Real Property Holding Corporation Status.  The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(aa)         Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of each Subsidiary, as applicable, included in the most recent SEC Documents dated prior to the date of this Agreement was, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known, reasonably anticipated or probable losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of such Subsidiary and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by such Subsidiary as of the date thereof; provided, however, that there can be no assurance that future losses will not exceed the Allowance, or that additional provisions for loan losses will not be required in future periods, and provided, further, that it is understood that the Company’s determination of the Allowance is subject to review by the Company’s bank regulator, which can require the establishment of additional general or specific allowances.

(bb)        Intellectual Property.  Except as would not have a Material Adverse Effect, (i) the Company owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted (the “Company Intellectual Property”) and (ii) to the Company’s Knowledge, no Person is infringing, violating or misappropriating any Company Intellectual Property.

(cc)         No Disqualification Events.  None of the Company, any of its predecessors, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner (as that term is defined in Rule 13d-3 under the 1934 Act) of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, any “promoter” (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the Closing Date, any placement agent or dealer participating in the offering of the Shares and any of such agents’ or dealer’s directors, executive officers, other officers participating in the offering of the Shares (each, a “Covered Person” and, together, “Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”). The Company has exercised reasonable care to determine (i) the identity of each person that is a Covered Person; and (ii) whether any Covered Person is subject to a Disqualification Event.  The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) under the 1933 Act.  With respect to each Covered Person, the Company has established procedures reasonably designed to ensure that the Company receives notice from each such Covered Person of (i) any Disqualification Event relating to that Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to that Covered Person; in each case occurring up to and including any Closing Date.  The Company is not for any other reason disqualified from reliance upon Rule 506 of Regulation D under the 1933 Act for purposes of the offer and sale of the Shares.

4.                    COVENANTS.

(a)           Form D and Blue Sky.  The Company agrees to file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to the Buyer promptly after such filing.  The Company shall, on or before the Closing Date, take such action (if any) as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Buyer at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyer on or prior to the Closing Date.  The Company shall make all filings and reports relating to the offer and sale to the Buyer of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(b)           Reports.  For as long as the Buyer holds the Shares, the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act from and after the date hereof and so long as the Company shall be required to do so under the 1934 Act.  For as long as the Buyer holds the Shares, if the Company is not required to file reports pursuant to the 1934 Act, it will prepare and furnish to the Buyer and make publicly available in accordance with Rule 144(c) such information as is required for the Buyer to sell the Shares under Rule 144.

(c)           Listing.  Subject to the occurrence of the Closing, the Company shall promptly secure the listing of all of the Shares upon the Principal Market and, at all times while the Common Stock is listed on the Principal Market, and for so long as the Buyer holds the Shares, shall maintain such listing of all Shares.  The Company shall use its commercially reasonable efforts to maintain authorization for the Common Stock for quotation on the Principal Market or any other Eligible Market, and so long as the Buyer owns at least 33% of the number of Shares originally purchased hereunder, neither the Company nor any of the Subsidiaries shall take any action which would reasonably be expected to result in the delisting or suspension of the Common Stock on the Principal Market or any other Eligible Market (other than in connection with a change of listing to another Eligible Market and excluding ordinary temporary suspensions in connection with announcements of material Company news).  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(c).

(d)           Conduct of the Business.  Commencing on the date hereof and ending on the earlier of the Closing Date and the date that this Agreement shall terminate in accordance with Section 8 hereof (the “Interim Period”), the Company shall, and shall cause each Subsidiary to, use commercially reasonable efforts to carry on and maintain and preserve its business in the ordinary course of business; provided, however, that nothing contained in this sentence shall limit, preclude or require any actions that the Board of Directors or the board of directors of such Subsidiary (as the case may be) may, in good faith, determine to be inconsistent with their duties or the Company’s or such Subsidiary’s obligations under applicable Law; and, provided, further, that nothing contained in this sentence shall limit or preclude the Company or such Subsidiary from terminating any contract, license, loan or other extension of credit made or extended to any borrower, customer or other obligor, or other agreement or right, or entry into the Purchase Agreement, as the Company or such Subsidiary, as the case may be, shall in its good faith judgment deem necessary, appropriate or advisable.

(e)           Access to Information.  During the Interim Period and upon reasonable advance written notice from the Buyer, the Company shall (and shall cause each of the Subsidiaries to) provide to officers, directors, managers, employees, accountants, counsel, consultants, advisors and representatives of the Buyer (collectively, the “Buyer Representatives”), solely for the purpose of evaluating the transactions contemplated by this Agreement, reasonable access, during normal business hours, to members of the Company Executive Team and to such other employees of the Company and the Subsidiaries as specifically approved by a member of the Company Executive Team, and to the assets, properties, agreements, books and records of the Company and the Subsidiaries.  During the Interim Period, the Company shall and shall cause each of the Subsidiaries to (i) furnish promptly to a Buyer Representative all information concerning its finances, operations, business, properties, personnel and condition (financial or otherwise), and respond to such inquiries, in each case as may from time to time be reasonably requested by such Buyer Representative, and (ii) use commercially reasonable efforts to make available during normal business hours to such Buyer Representative, upon request, the appropriate individuals (including management, personnel, employees, attorneys, accountants and other professionals) for reasonable inquiries regarding the Company’s and the Subsidiaries’ finances, operations, business, properties, personnel and condition (financial or otherwise).  Notwithstanding the foregoing provisions of this Section 4(e), nothing contained herein shall require the Company or any of the Subsidiaries to disclose any information to the extent that the Company reasonably believes that (x) such information is a trade secret or competitively sensitive proprietary information or because there exists, or the Company reasonably believes there exists, a conflict or a potential conflict of interest between the Company and the Buyer, (y) disclosure would cause a violation of any applicable Law or any confidentiality agreement or undertaking in effect and binding upon the Company or such Subsidiary or (z) disclosure would cause a risk of a loss of privilege to the Company or such Subsidiary, in which case with respect to clause (x) or (y) the parties hereto will make appropriate substitute disclosure arrangements, if such arrangements can be made by the parties using their commercially reasonable efforts and without such violation.

(f)            Efforts to Consummate Transaction; Cooperation.  Each party hereto shall use its commercially reasonable efforts to satisfy on a timely basis each of the covenants and conditions to be satisfied by it as provided in Sections 4, 5 and 6 of this Agreement.  Each party shall refrain from taking any action which would render any representation or warranty contained in Sections 2 and 3 hereof inaccurate in any material respect as of the Closing Date.  Each party hereto shall promptly notify the other party of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect as of the Closing Date or that would reasonably be expected to cause any of the conditions to Closing provided in Section 5 or 6, as the case may be, not to be satisfied in the manner contemplated herein, or (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Agreement.

(g)           NASDAQ Stock Issuance Notice.  At least fifteen (15) days prior to the issuance of the Shares hereunder (but in any event as soon as reasonably practicable following the date hereof), the Company shall file with the NASDAQ OMX Listing Center the notice, appropriately completed, required by NASDAQ Stock Market Rule 5250(e)(2)(D) in respect of the Shares issuable hereunder and the shares of capital stock issuable in connection with the Other Private Placements, and thereafter prepare and file such amendments and supplements thereto as shall be required, and respond to such inquiries (if any) from the NASDAQ OMX Listing Center (or the Principal Market) relating thereto, in each case on a timely basis.  At the request of the Buyer, the Company shall provide copies to the Buyer of such filing and any such amendments and supplements in advance of the filing of any thereof.  The Buyer shall reasonably cooperate, in a timely manner, in connection with the Company’s obligations under this Section 4(g), including, without limitation, furnishing the Company in a timely manner upon request with all information with respect to the Buyer as may be required to be included in the NASDAQ Stock Market Rule notice filing or any amendment or supplement thereto.

(h)           Expenses.  Each party hereto shall be responsible for its own costs and expenses incurred by it in connection with the transactions contemplated hereby.

(i)            Pledge of Shares.  The Company acknowledges and agrees that the Shares may be pledged by the Buyer and that such pledge of the Shares shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and, except as required by applicable Law, the Buyer shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement; provided, however, that the Buyer and its pledgee shall be required to provide notice to the Company and comply with the applicable provisions hereof, including the requirements of Section 2(l), in order to effect (and otherwise in connection with) any sale, transfer or assignment of the Shares to such pledgee.

(j)            Disclosure of Transactions and Other Material Information.  On or before 5:30 p.m., New York City time, on the fourth (4th) Business Day following (i) the date of this Agreement the Company shall issue a press release and file a current report on Form 8-K describing the terms of the transactions contemplated by this Agreement, in the form required by the 1934 Act and attaching this Agreement (and, as appropriate, any other Transaction Document) as an exhibit to such filing (including such attachment, the “Pre-Closing 8-K”), and (ii) such other matters as are required or deemed appropriate by the Company to be disclosed under Form 8-K relating to the transactions contemplated hereby, in the form required by the 1934 Act.  In addition, following the Closing, the Company may file a press release and a Form 8-K relating to the Closing of the transactions contemplated hereby to the extent deemed appropriate by the Company (the “Post-Closing 8‑K”).  A reasonable time prior to issuing any press release referred to in the previous two sentences, the Company shall provide the Buyer with a copy of the proposed press release and shall consult with the Buyer with respect to the content of such press release and Pre-Closing 8-K, or Post-Closing 8-K, as the case may be, and consider in good faith any comments proposed by the Buyer.  Subject to the foregoing, none of the Company and the Subsidiaries nor the Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that (i) the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure with respect to such transactions in substantial conformity with the Pre-Closing 8-K or the Post-Closing 8-K, as the case may be (provided that the Company shall consult with the Buyer in connection with any such press release or other public disclosure prior to its release and consider in good faith any comments proposed by the Buyer) and (ii) either party may make such disclosure as is required by applicable Law.

(k)           Certain Future Actions.

(i)                 From the date of this Agreement and so long as the Buyer and its Affiliates, individually or collectively, shall hold any Shares, the Buyer shall not, nor shall it permit any of its Affiliates to “act in concert” within the meaning of C.F.R. §238.21(b)(2) or (D) with any Person (including any of its Affiliates) to knowingly participate in joint activity or parallel action towards a common goal of acquiring control of the Company, whether or not pursuant to an express agreement, such that it would result in Buyer or any of its Affiliates to be determined by the Federal Reserve (A) to have the power, directly or indirectly, to exercise a controlling influence over, or direct, the management or policies of the Company or any Subsidiary, (B) to have acquired, or to be attempting to acquire, control (rebuttably or otherwise, as such term is used in 12 C.F.R. Part 238) of the Company or any Subsidiary, or otherwise be required to register as a savings and loan holding company, as such term is defined in 12 C.F.R. § 238.2(m), (C) to be an “affiliate” (as defined under 12 C.F.R. § 238.2(a)) of any Subsidiary, such that any transactions between the Buyer and such Subsidiary would be subject to compliance with §§ 23A and 23B of the Federal Reserve Act or Regulation W, 12 C.F.R. Part 223, or (D) to be an “insider” (as defined in 12 C.F.R. § 215.2) of the Company or any Subsidiary such that any transactions between the Buyer and its Affiliates, on the one hand, and the Company and such Subsidiary, on the other, would be subject to compliance with Regulation O of 12 C.F.R. § 215.

(ii)                From and after the Closing Date and so long as the Buyer and its Affiliates (who are known to the Company to be a holder of any Shares), individually or collectively, shall hold any Shares, if (A) the Company intends to redeem or repurchase shares of Common Stock from any holder of shares of Common Stock and such redemption or repurchase will not be offered to the holders (including the Buyer and its Affiliates known to the Company who hold Shares) of all (or substantially all) of the outstanding shares of Common Stock on a pro-rata basis (a “Non-Pro-Rata Stock Repurchase”) and (B) such Non-Pro-Rata Stock Repurchase would, immediately after completion of such Non-Pro-Rata Stock Repurchase, result in the Buyer’s and such Affiliates’ collective ownership of the Shares to exceed 9.999% of the total outstanding shares of Common Stock of the Company, as calculated for the purposes of the Bank Holding Company Act of 1956 (as amended) or HOLA (the occurrence of the events described in the foregoing clauses (A) and (B), collectively, a “Stock Reduction Triggering Event”), then the Buyer shall use its commercially reasonable efforts to sell or cause to be sold that number of Shares held by the Buyer that would, immediately after giving effect to such sale, result in the Buyer’s and such Affiliates’ collective ownership of the Shares to not exceed 9.999% of the total shares of outstanding Common Stock (such number of shares required to be sold, the “Excess Shares”), all in accordance with the provisions of this Section 4(k)(ii); provided, however, that if the Buyer then holds fewer than the number of Excess Shares that are required to be sold, then the Buyer shall use its commercially reasonable efforts to sell all such fewer Shares, and the term “Excess Shares” shall be deemed to mean such fewer number of Shares.  The Company shall give written notice to the Buyer of a Stock Reduction Triggering Event at least twenty (20) Business Days prior to effecting any such Non-Pro-Rata Stock Repurchase (such prior notice period, the “Pre-Redemption Period”).  The Buyer shall use its commercially reasonable efforts to sell or cause to be sold the Excess Shares (in a single transaction or in multiple transactions over a period of one or more Business Days) not later than the expiration of the Pre-Redemption Period provided that the Excess Shares may be then sold pursuant to an effective registration statement or pursuant to an exemption available under the 1933 Act (including under Rule 144) that would be sufficient to enable the Buyer to sell all such Excess Shares during such period; provided, however, that if there shall not be a registration statement then in effect with respect to the Excess Shares or if there shall not be an exemption available under the 1933 Act (including under Rule 144) that would be sufficient to enable the Buyer to sell all such Excess Shares during the Pre-Redemption Period, then the Pre-Redemption Period shall be automatically extended until the expiration of twenty (20) Business Days following the earlier of the first date on which (x) such registration statement shall have become so effective and (y) the Buyer shall have the right to sell such Excess Shares pursuant to an exemption from the 1933 Act sufficient to enable the Buyer to sell all such Excess Shares within a twenty (20) Business Day period.  If, with respect to any Excess Shares sold by the Buyer pursuant to this Section 4(k)(ii), the Benchmark Price (as defined below) on the date of such sale is greater than the Market Price (as defined below) on such date, then the Company shall pay to the Buyer an amount that is equal to the product of (x) the number of Excess Shares so sold on such date pursuant to this Section 4(k)(ii) and (y) the amount by which such Benchmark Price exceeds such Market Price.  Any amount required to be paid by the Company to the Buyer pursuant to this Section 4(k)(ii) shall be paid not later than three (3) Business Days following the date on which the Company is notified that the Excess Shares shall have been sold.  The Company and the Buyer agree to cooperate with all reasonable requests of the other party for purposes of more fully giving effect to and carrying out the intent and purposes of this Section 4(k)(ii), including providing to the Company such evidence and other information relating to the sale of the Excess Shares as shall be reasonably requested by the Company.  Notwithstanding anything to the contrary contained herein, the Company’s obligation to make any payment to the Buyer pursuant to this Section 4(k)(ii) shall be subject to applicable banking and bank holding company Laws and any order or directive (or similar action) of any governmental regulatory authority or agency (including the Federal Reserve) having regulatory authority over the Company.  For purposes of this Section 4(k)(ii), the following terms shall have the following meanings:

“Benchmark Price” means, in the case of any Excess Shares sold pursuant to this Section 4(k)(ii), (x) during the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date, the greater of the Fair Market Value per share of the Excess Shares and the price per share paid hereunder for the Shares at the Closing, and (y) at any time after the eighteen (18) month anniversary of the Closing Date, the Fair Market Value per share of such Excess Shares.

“Fair Market Value” means, in the case of any Excess Shares sold pursuant to thisSection 4(k)(ii), (a) if the Common Stock is traded on an Eligible Market, the price which represents the trailing 20-trading day (including trading days on which no Common Stock were in fact traded) average of the closing “bid” price (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours) of the Common Stock ending on (and including) the trading day immediately preceding the date that is one (1) trading day prior to the date on which such Excess Shares shall have been so sold or (b) if the Common Stock is not so traded, the fair market value (per share) of Common Stock as of the date that is one (1) trading day immediately preceding the date on which such Excess Shares shall have been sold as determined in good faith between the Company and the Buyer; provided, however, that if the Company and the Buyer do not reach an agreement as to the fair market value of such Common Stock by the date on which the Company shall be required to make any payment to the Buyer pursuant to this Section 4(k)(ii), then such fair market value shall be determined by an independent, nationally recognized investment banking firm, accounting firm or appraisal firm selected by the Buyer and reasonably acceptable to the Company and paid for by the Company and the date on which any payment required to be made by the Company to the Buyer pursuant to this Section 4(k)(ii) shall be extended until the date that is three (3) Business Days following the date on which such valuation firm shall have delivered to the Company and the Buyer its fair market value determination (which determination shall, for purposes of this Section 4(k)(ii), be conclusive and binding on the parties hereto absent manifest error).

“Market Price” means, with respect to any Excess Shares sold by the Buyer pursuant to this Section 4(k)(ii), the fair market value thereof, per share, based on the price that would be obtained by a seller of such Excess Shares who was acting in good faith and in a commercially reasonable manner on the date of such sale; provided, however, that if any such Excess Shares are sold at any time during which the Company’s Common Stock is listed on any national securities exchange or quoted on the over-the-counter bulletin board, then the “Market Price” shall be deemed to be the closing price of such shares of Common Stock as reported on such national securities exchange or bulletin board on the date of sale of such Excess Shares.

(l)            Standstill.  The Buyer hereby agrees that, during the period commencing on the Closing Date and ending on the second annual anniversary thereof (the “Standstill Period”), unless specifically invited in writing by the Company, the Buyer will not, and will not permit any director, officer or Affiliate of the Buyer to, in any manner, directly or indirectly (including by directing or causing any other Person that is not the Buyer or a director, officer or Affiliate of the Buyer):

(i)                  effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof) or rights or options to acquire any securities (or beneficial ownership thereof) of the Company or any of the Subsidiaries or Company Controlled Affiliates if, after giving effect to any such acquisition, the Buyer and/or any Buyer Controlled Entity and/or Control Group Member, either individually or in the aggregate, would beneficially own more than nine and ninety-nine one hundredths percent (9.99%) of the shares of Common Stock then outstanding, (B) any tender or exchange offer, merger or other business combination involving the Company or any of the Subsidiaries or Company Controlled Affiliates or any division or line of business of any thereof, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of the Subsidiaries or Company Controlled Affiliates or any division thereof, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company;

(ii)                 form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to the securities of the Company or any of the Subsidiaries or Company Controlled Affiliates;

(iii)               otherwise act, alone or in concert with others, to seek to control or influence the management, the board of directors or the policies of the Company or any of the Subsidiaries or Company Controlled Affiliates;

(iv)              take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in clause (i) above; or

(v)                enter into any discussions or arrangements with any third party with respect to any of the foregoing.

The Buyer further agrees that it shall not, and shall not permit any director, officer or Affiliate of the Buyer to, during the Standstill Period, directly or indirectly, publicly request the Company (or its directors, officers, employees or agents) to amend or waive any provision of this Section 4(l) (including this sentence).

(m)          Stock Certificates.  In connection with the Closing, the Company shall instruct the Transfer Agent to issue the stock certificate representing the Shares as required by this Agreement and take such actions as shall be reasonably requested by the Transfer Agent such that such stock certificate shall be delivered to the Buyer within five (5) Business Days after the Closing Date.

(n)           Disclosure Letter Updates.  No later than two Business Days prior to the Closing Date, the Company shall amend or supplement the Disclosure Letter with respect to any matter or event arising or occurring after the date hereof to the extent necessary or desirable in order to make the representations and warranties being made by the Company pursuant to this Agreement as of the Closing Date true and correct as of the Closing Date.

(o)           Disqualification Events.  The Company will notify the Buyer in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Covered Person.

(p)           Use of Proceeds.  The Company will use the proceeds from the sale of the Shares as follows: (i) to finance the Acquisition (including to pay any expenses associated with the Acquisition) and (ii) the remainder shall be used for general corporate purposes (including to pay expenses associated with the transactions contemplated hereby).

5.                   CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions; provided that these conditions are for the Company’s sole benefit and (to the extent permitted by applicable Law) may be waived by the Company at any time in its sole discretion by providing the Buyer with prior written notice thereof:

(i)                  Other Transaction Documents.  The Buyer shall have duly executed each other Transaction Document (in the case of the Registration Rights Agreement, substantially in the form of Exhibit A hereto) and delivered each such other Transaction Document to the Company.

(ii)                 Representations, Warranties and Covenants.  The representations and warranties of the Buyer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects (or, if such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects) as of such specified date), and the Buyer shall have performed, satisfied and complied with, in all material respects, the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.  The Company shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer (or other senior executive officer reasonably acceptable to the Company) of the Buyer and dated as of the Closing Date, to the foregoing effect.

(iii)               Purchase Price.  The Buyer shall have delivered to the Company the Purchase Price for the Shares by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company pursuant to Section 1(d).

(iv)              No Injunction or Restraints.  No Laws shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by any Transaction Document, nor shall there be on file any complaint by any Person seeking an order or decree, restraining, enjoining or prohibiting the transactions contemplated by any Transaction Document.

(v)                Governmental Filings and Consents.  All material governmental filings, consents, orders and approvals legally required to be filed or made by the Buyer for the consummation of the transactions contemplated hereby shall have been made or obtained and shall be in full force and effect.

(vi)              Corporate Documents.  The Buyer shall have delivered to the Company a certificate, executed by the Secretary of the Buyer and dated as of the Closing Date, as to (A) the certificate of formation of the Buyer, as in effect at the Closing, (B) the limited liability company operating agreement or similar governing document of the Buyer as in effect at the Closing, and (C) the incumbency signatures of the officers of such Buyer or its investment manager executing this Agreement or any other document executed in connection with this Agreement.

(vii)             Other Documents.  The Buyer shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

(viii)            Consummation of the Acquisition.  The Acquisition shall have been (or shall substantially concurrently with the Closing be) consummated.

6.                   CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

The obligation of the Buyer hereunder to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and (to the extent permitted by applicable Law) may be waived by the Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)                  Other Transaction Documents.  The Company shall have duly executed each other Transaction Document (in the case of the Registration Rights Agreement, substantially in the form of Exhibit A hereto) and delivered each such other Transaction Document to the Buyer.

(ii)                 Stock Certificate and Transfer Agent.  The Company shall have delivered to the Buyer a copy of the instructions delivered to the Transfer Agent instructing the Transfer Agent to issue the stock certificate evidencing the Shares as required by this Agreement and deliver such stock certificate to the Buyer within five (5) Business Days after the Closing Date.

(iii)                Legal Opinion.  The Buyer shall have received the opinion of Katten Muchin Rosenman LLP, the Company’s outside counsel, substantially in the form approved by the Buyer prior to the execution and delivery of this Agreement, dated as of the Closing Date.

(iv)               Good Standing Certificate.  The Company shall have delivered to the Buyer a certificate evidencing the incorporation and good standing of the Company issued by the Secretary of State of the State of Delaware as of a date within fifteen (15) days of the Closing Date.

(v)                Corporate Documents.  The Company shall have delivered to the Buyer a certificate, executed by the Secretary of each of the Company and MetaBank and dated as of the Closing Date, as to (A) the resolutions consistent with Section 3(c) as adopted by the Board of Directors, (B) the Certificate of Incorporation, (C) the federal stock charter of MetaBank, as in effect at the Closing, (D) the Bylaws and the bylaws of MetaBank, as in effect at the Closing, and (E) the incumbency signatures of the officers of the Company executing each Transaction Document or any other document executed in connection with this Agreement.

(vi)               Representations, Warranties and Covenants.

(1)         The representations and warranties of the Company set forth in Sections 3(a), 3(b), 3(c), 3(d), 3(g), 3(h), 3(i), 3(l)(i), 3(x), 3(y), 3(z) and 9(n) (the “Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date);

(2)         The representations and warranties of the Company set forth in Section 3 hereof, other than the Fundamental Representations, shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect or like qualifiers, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects (or, if such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects) as of such specified date);

(3)         The Company shall have performed, satisfied and complied with in all material respects the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date; and

(4)         The Buyer shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer (or other senior executive officer reasonably acceptable to the Buyer) of the Company, dated as of the Closing Date, that the conditions set forth in each of clauses (1) through and including (3) above have been satisfied, and further certifying that the facts, events or circumstances described in updates to the Disclosure Letter and in any document filed or furnished with the SEC under the 1934 Act after the date hereof and publicly available before the Closing Date have not had, and are reasonably expected not to have, a Material Adverse Effect.

(vii)             No Injunction or Restraints.  No Laws shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by any Transaction Document, nor shall there be on file any complaint by any Person (other than the Buyer or its Affiliates) seeking an order or decree, restraining, enjoining or prohibiting the transactions contemplated by any Transaction Document.

(viii)            Number of Outstanding Shares of Common Stock.  The Company shall have delivered to the Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) Business Days of the Closing Date.

(ix)                Common Stock Remains Listed.  The Common Stock (including the Shares) (A) shall be listed on the Principal Market and (B) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (x) in writing by the SEC or the Principal Market or (y) by the Company’s falling below the minimum listing maintenance requirements of the Principal Market.

(x)                 Governmental Filings and Consents.  All material governmental filings, consents, orders and approvals legally required to be filed or made by the Company for the consummation of the transactions contemplated hereby shall have been made or obtained and shall be in full force and effect.

(xi)                Other Documents.  The Company shall have delivered to the Buyer such other documents relating to the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

(xii)              No Company Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(xiii)             Consummation of the Acquisition.  The Acquisition shall have been (or shall substantially concurrently with the Closing be) consummated.

7.                    SURVIVAL AND INDEMNIFICATION.

(a)           Survival.  Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyer contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4, 7, 8 and 9(b) shall survive the Closing and the delivery of the Shares.

(b)           Indemnification.  Subject to the other terms and conditions of this Section 7, the Company shall indemnify, defend and hold harmless the Buyer, its Affiliates and their respective partners, directors, officers, employees, advisors and representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all Losses (including actions brought by the Buyer or the Company or any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company’s name other than actions brought by the Company for breach of any of the Buyer’s representations, warranties or covenants made by it under this Agreement), proceedings or investigations (whether formal or informal), or threats thereof, based upon, resulting from, relating to or arising out of (i) any breach of any representation or warranty of the Company in this Agreement, (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, or (iii) any action, suit or proceeding initiated by one or more stockholders of the Company (other than the Buyer) as a result of the transactions contemplated by this Agreement that are to be consummated on the Closing Date; provided, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Losses which shall be permissible under applicable Laws; and, provided, further, that the Company shall have no obligation to indemnify, defend or hold harmless (or make contribution to the payment and satisfaction to) any Indemnified Party to the extent the Losses suffered by such Indemnified Party arise out of or result from a breach of any representation, warranty or covenant made or to be complied with by such Indemnified Party hereunder or the gross negligence or willful misconduct of such Indemnified Party.

(c)           Procedure.  Promptly after receipt by an Indemnified Party of notice by a third party of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the Company for any Losses, such Indemnified Party will notify the Company in writing following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Company in writing will not relieve the Company from liability under this Agreement with respect to such claim unless such failure to notify the Company in writing results in the forfeiture of material rights or defenses otherwise available to the Company with respect to such claim.  The Company will have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, which notice shall include the Company’s written statement that it is assuming full responsibility for any Losses resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Company declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Company will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Company will not be required to pay the fees and disbursements of more than one counsel plus appropriate local counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding.  In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Company, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such party’s own expense.  The Company or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Company or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.  No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Company, unless (i) the Company fails to assume and maintain the defense of such claim pursuant to this Section 7(c) or (ii) such settlement, compromise or consent (A) includes an unconditional release of the Company from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Company, and (C) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Company or any of the Company’s Affiliates.  The Company may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, (C) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates and (D) does not require payment of any amount that is not being paid by the Company.

(d)           Reimbursement.  In the event the Company is obligated to indemnify for expenses, the Company shall, subject to the provisions of this Section 7, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable expenses of investigation and reasonable fees, disbursements and other charges of counsel in connection with any claim, action, suit or proceeding) as they are incurred by such Indemnified Party.  “Losses” means all losses, claims (including any claim by a third party), damages and expenses (including reasonable expenses of investigation and reasonable fees, disbursements and other charges of counsel in connection with any claim, action, suit or proceeding) actually incurred by the Indemnified Party in connection with any claim, action, suit or proceeding.

8.                    TERMINATION.

(a)           Termination by Mutual Agreement.  This Agreement may be terminated prior to the Closing by mutual written agreement of the Company and the Buyer.

(b)           Termination for Failure to Close.  In the event that the Closing shall not have occurred on or before 5:00 p.m., New York City Time, on September 30, 2015, either the Company or the Buyer shall have the option to terminate this Agreement at the close of business on such date or at any time thereafter, without liability to such party, by the giving of written notice of termination, unless the Closing has not occurred by reason of the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement.

(c)           Termination for Breach.  This Agreement may be terminated by the Company or the Buyer in the event the other party is in breach in any material respect of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions to the nonbreaching party’s obligation to consummate the transactions contemplated by this Agreement would not be satisfied, the terminating party has notified the other party of the breach, and such breach has continued without cure for a period of ten (10) Business Days after the notice of breach.

(d)           Effects of Termination.  In the event of any termination of this Agreement as provided in Section 8(a), 8(b) or 8(c), this Agreement (other than this Section 8(d), Section 7 and Section 9, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that the Company will remain liable to the Buyer for any breach of this Agreement by the Company existing at the time of such termination, the Buyer will remain liable to the Company for any breach of this Agreement by the Buyer existing at the time of such termination, and the Buyer or the Company, as the case may be, may seek such remedies against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

9.                     MISCELLANEOUS.

(a)            Definitions.

“1933 Act” has the meaning set forth in Whereas clause A.

“1934 Act” has the meaning set forth in Section 3.

“Acquisition” means the first of any of the following after the date of this Agreement: (i) a consolidation, merger or other business combination of the Company or any Subsidiary, on the one hand, with or into another Person, on the other hand (including, for the avoidance of doubt, through the acquisition of equity interests in another Person), immediately after giving effect to which the Company or any Subsidiary holds, directly or indirectly, a majority of the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) an acquisition by the Company or any Subsidiary, directly or indirectly, of all or substantially all of the assets of another Person; provided that, in any such case, such transaction is approved by the Board of Directors and provides for the payment or other delivery by, or on behalf of, the Company or any Subsidiary of aggregate consideration (whether in the form of cash or otherwise) of not less than $40 million.

“Affiliate” means any Person controlling, controlled by or under common control with any other Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allowance” has the meaning set forth in Section 3(aa).

“Board of Directors” has the meaning set forth in Section 3(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by Law to remain closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Controlled Entity” means any Person controlled, directly or indirectly, by the Buyer.

“Buyer Representatives” has the meaning set forth in Section 4(e).

“Bylaws” has the meaning set forth in Section 3(r).

“Certificate of Incorporation” has the meaning set forth in Section 3(r).

 “Closing” has the meaning set forth in Section 1(b).

“Closing Date” has the meaning set forth in Section 1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Whereas clause B.

“Company” has the meaning set forth in the preamble.

“Company Controlled Affiliate” means any Affiliate controlled, directly or indirectly, by the Company.

“Company Executive Team” means J. Tyler Haahr, Bradley C. Hanson, Troy Moore, Glen W. Herrick, Ira D. Frericks and Ronald W. Butterfield.

“Company Intellectual Property” has the meaning set forth in Section 3(bb).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Control Group Member” means any Person which directly or indirectly controls, or is under common control with, the Buyer.

“Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

“Covered Person” and “Covered Persons” has the meaning set forth in Section 3(cc).

“Disclosure Letter” has the meaning set forth in Section 3.

“Disqualification Event” has the meaning set forth in Section 3(cc).

“Eligible Market” means the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the Over-the-Counter Bulletin Board.

“Excess Shares” has the meaning set forth in Section 4(k)(ii).

“Family Member” means, with respect to any Person, such Person’s spouse, children, parents or siblings.

“FDIC” has the meaning set forth in Section 3(b).

“Federal Reserve” has the meaning set forth in Section 3(b).

“Fundamental Representations” has the meaning set forth in Section 6(vi)(1).

“Fundamental Terms” has the meaning set forth in Section 9(n).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign, court, governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or other governmental entity or self-regulatory organization or stock exchange, including the OCC, the FDIC, the SEC and NASDAQ.

“HOLA” has the meaning set forth in Section 3(b).

“Indebtedness” of any Person means, without duplication (i) all indebtedness (including principal, interest, fees and charges) for borrowed money, but exclusive of “deposits” (as defined in 12 U.S.C. § 1813(l)), (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables incurred in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; provided that the amount of the indebtedness included in “Indebtedness” pursuant to this clause (vii) shall be limited to the fair market value of the property or asset subject to such mortgage, lien, pledge, charge, security interest or other encumbrance, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 7(b).

“Insolvent” means, with respect to any Person, that (i) the fair value of the assets of such Person, at a fair valuation, will exceed his, her or its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of his, her or its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay his, her or its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which he, she or it is engaged as such business is now conducted.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

“Interim Period” has the meaning set forth in Section 4(d).

“Knowledge of the Company” or phrases of similar effect (including the words “Known” or “Know”) means the knowledge, after reasonable investigation, of the individuals listed on Schedule 9(a) attached hereto.

“Law” means any statute, ordinance, license, rule, regulation, order, demand, writ, injunction, decree or judgment of any Governmental Entity, including any of the foregoing which relate to the business of banking generally, lending activities, deposit taking, money transmission, stored value cards, credit cards, savings associations, savings and loan holding companies, trust operations, government contracts, national security, and protection of classified information, including, without limitation, the Home Owners Loan Act of 1934, the Savings and Loan Holding Company Act, the Bank Secrecy Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Equal Credit Opportunity Act, the Community Reinvestment Act of 1977, the Gramm‑Leach‑Bliley Act, the Fair Consumer Credit Protection Act, and all regulations promulgated thereunder.

“Losses” has the meaning set forth in Section 7(d).

“Material Adverse Effect” means any fact, circumstance, effect, event or change (whether or not constituting a breach of a representation, warranty, covenant or agreement set forth in this Agreement) that, individually or in the aggregate with all other facts, circumstances, effects, events or changes, has a material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or on the Company’s ability to consummate the transactions contemplated hereby, or on the authority or ability of the Company to perform its obligations under this Agreement, but shall not include facts, circumstances, effects, events or changes: (i) generally affecting any of the industries in which the Company, taken together with the Subsidiaries, operates in the United States or elsewhere in the world or the economy or the financial or securities markets in the United States or elsewhere in the world; (ii) resulting from political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iii) resulting from any announcement of this Agreement or any of the other agreements entered into with the Other Investors in the Other Private Placements or the transactions contemplated hereby or thereby, in each case, solely to the extent due to such announcement; (iv) resulting from a change in the Company’s stock price or the trading volume in the Common Stock in and of itself (it being understood that the underlying circumstances, event or reasons giving rise to any such failure (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (v) resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company in and of itself (it being understood that the underlying circumstances, event or reasons giving rise to any such failure (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, however, that the facts, circumstances, events or changes set forth in clause (i) above may be taken into account in determining whether there is or has been a Material Adverse Effect if and only to the extent such act, circumstance, event, effect or change has a materially disproportionate impact on the Company and the Subsidiaries relative to the other participants in the industries in which the Company and the Subsidiaries operate.

“MetaBank” means MetaBank, a federally-chartered savings association and wholly-owned subsidiary of the Company.

“Non-Pro-Rata Stock Repurchase” has the meaning set forth in Section 4(k)(ii).

“OCC” has the meaning set forth in Section 3(b).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Other Investor” means any Person who has executed a securities purchase agreement dated as of June 25, 2015, June 29, 2015 or the date hereof pursuant to which such Person has agreed to purchase shares of Common Stock in connection with the Other Private Placements.

“Other Private Placements” has the meaning set forth in Whereas clause D.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereto.

“Post-Closing 8-K” has the meaning set forth in Section 4(j).

“Pre-Closing 8-K” has the meaning set forth in Section 4(j).

“Pre-Redemption Period” has the meaning set forth in Section 4(k)(ii).

“Principal Market” means the NASDAQ Global Select Market.

“Purchase Price” has the meaning set forth in Section 1(c).

“Registration Rights Agreement” means a Registration Rights Agreement between the Company and the Buyer substantially in the form set forth on Exhibit A hereto.

“Regulation D” has the meaning set forth in Whereas clause A.

“Regulatory Agreement” has the meaning set forth in Section 3(q)(i).

“Rule 144” has the meaning set forth in Section 2(h)(i).

“Rule 144A” has the meaning set forth in Section 2(h)(i).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3(j)(iii).

“SEC” has the meaning set forth in Whereas clause A.

“SEC Documents” has the meaning set forth in Section 3(j)(i).

“Shares” has the meaning set forth in Section 1(a).

“Standstill Period” has the meaning set forth in Section 4(l).

“Stock Reduction Triggering Event” has the meaning set forth in Section 4(k)(ii).

 “Subsidiaries” means MetaBank and any other entity (including any joint venture) in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest having general voting power in respect of more than fifty percent (50%) of all of the capital stock or equity or similar interest of such entity or joint venture.

“Tax” means all federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind imposed by a Governmental Entity, including, but not limited to, all income, profit, gross receipts, franchise, excise, property, use, intangibles, sales, payroll, social security, employment, value added, withholding and other taxes, and including all interest, penalties and additional amounts imposed with respect to such amounts, whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person or as a result of being a member of an affiliated, consolidated, unitary or combined group.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement and each of the other agreements and instruments the Company or the Buyer is, or will be, a party or by which it is, or will be, bound in connection with the transactions contemplated hereby and thereby.

“Transfer Agent” has the meaning set forth in Section 1(d).

(b)           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Sioux Falls, South Dakota, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(c)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile or electronic (i.e., “PDF”) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

(d)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(e)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(f)            Entire Agreement; Amendments.  This Agreement, the Registration Rights Agreement and the other Transaction Documents supersede all other prior oral or written agreements among the Buyer and the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the Registration Rights Agreement and the other Transaction Documents contain the entire understanding of the parties hereto with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer.  No provision hereof may be waived other than by an instrument in writing signed by the party from whom waiver is sought.

(g)           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Meta Financial Group, Inc.
5501 S. Broadband Lane
Sioux Falls, South Dakota  57108
Facsimile:  (605) 338-0596
Attention:  J. Tyler Haahr

with a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP
2900 K Street, NW
North Tower, Suite 200
Washington, DC  20007
Facsimile:  (202) 339-8281
Attention:  Jeffrey M. Werthan, Esq.

If to the Buyer:

Silver Creek CS SAV, L.L.C.
c/o Nantahala Capital Management, LLC
19 Old Kings Highway S, Suite 200
Darien, CT 06820
Facsimile:  (267) 295-6119
Attention: Wilmot Harkey

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party pursuant to this Section.

(h)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Neither the Company nor the Buyer shall assign or delegate this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party hereto.

(i)            No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(j)            Further Assurances.  Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party.

(l)            Remedies.  The Buyer shall have all rights and remedies set forth in this Agreement and all rights and remedies which it has been granted at any time under any other agreement or contract and all of the rights which such holders have under any Law.  Each party hereto shall be entitled to enforce its rights hereunder specifically (without posting a bond or other security or proving actual damages), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.  Notwithstanding anything to the contrary contained herein, neither party hereto shall be entitled to consequential, special, exemplary, indirect or incidental damages hereunder.

(m)          Acknowledgment Regarding Buyer’s Shares.  The Company acknowledges and agrees that the Buyer is acting solely in the capacity of arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company or any of the Subsidiaries (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby, and any advice given by the Buyer or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Buyer’s purchase of the Shares.  The Company further represents to the Buyer that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

(n)           Buyer’s Acknowledgments Regarding Other Private Placements.  Except as set forth in the proviso to this sentence, the Buyer acknowledges and agrees that it is entering into (or will enter into) this Agreement and each other Transaction Document to which it is or will be a party without relying on any representation and warranty of, or any other statement made by, the Company or any of its advisors or representatives to the effect that the terms, conditions and provisions of this Agreement and such other Transaction Documents are based on the same terms, conditions and provisions as those terms, conditions and provisions agreed to by the Company and any Other Investor in connection with any Other Private Placement; provided, that the Company hereby represents and warrants that this Agreement and each of the securities purchase agreements entered into by the Other Investors in connection with the Other Private Placements are on the date hereof, and will be on the Closing Date, substantially the same with respect to the following provisions (or absence thereof, as the case may be), and the terms of each such provision are not more or less favorable in any respect to the Buyer as compared to any Other Investor: (i) the manner of computing the Purchase Price (as set forth in Section 1(c) hereof), (ii) the outside date by which any party hereto or thereto, as applicable, may terminate such agreement if the Closing of the transactions contemplated hereby or thereby, as applicable, shall not have occurred (as set forth in Section 8(b) hereof), (iii) the definition of “Material Adverse Effect” (as set forth in Section 9(a) hereof), (iv) the indemnification provisions (as set forth in Section 7 hereof), and (v) the absence of a provision relating to the Buyer or any Other Investor being entitled to receive reimbursement from the Company of any of its costs or expenses related to entering into this Agreement or the securities purchase agreements entered into in connection with the Other Private Placements, as the case may be (other than pursuant to the indemnification provisions to the extent provided therein, if at all, which indemnification provisions are substantially the same) (collectively, the “Fundamental Terms”).  In the event that the Company agrees to amend any of the Fundamental Terms for any Other Investor in connection with any Other Private Placement, the Company shall notify the Buyer within one (1) Business Day of such amendment (which, in any event, shall be not less than one (1) Business Day prior to the Closing Date) and provide to the Buyer a draft of the revised securities purchase agreement or other transaction document, as applicable.

(o)           Interpretive Matters.  Unless the context otherwise requires, (a) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

META FINANCIAL GROUP, INC.

By:	/s/ Glen W. Herrick
Name:	Glen W. Herrick
Title:	Executive Vice President and Chief Financial Officer

BUYER:

SILVER CREEK CS SAV, L.L.C.

By:	Nantahala Capital Management, LLC
Its:	Investment Manager

By:	/s/ Wilmot Harkey
Name:	Wilmot Harkey
Title:	Manager

[Signature Page to Securities Purchase Agreement – Silver Creek]

Schedule 9(a)

Knowledge of the Company

J. Tyler Haahr

Glen W. Herrick

Bradley C. Hanson

John Hagy

META FINANCIAL GROUP, INC.

SECURITIES PURCHASE AGREEMENT

DISCLOSURE LETTER

This Meta Financial Group, Inc. Disclosure Letter (the “Disclosure Letter”) is the Disclosure Letter referred to in, and is being delivered pursuant to, the Securities Purchase Agreement, dated as of July 7, 2015 (the “Agreement”), by and between Meta Financial Group, Inc., a Delaware corporation (“Company”), and Silver Creek CS SAV, L.L.C., a Delaware limited liability company (“Buyer”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement, unless the context otherwise requires.

The information and disclosures made in this Disclosure Letter are subject to, and made under, the following terms and conditions:

The information included in this Disclosure Letter is disclosed confidentially and is subject to the obligations of confidentiality contained in the Confidentiality Agreement.  The information provided in this Disclosure Letter is being provided solely for the purpose of making the required disclosures to Buyer under the Agreement.  Except as expressly required by the Agreement, the inclusion of any fact, item, matter, circumstance, transaction, action, proceeding, or event in a Schedule hereof is not deemed to be an admission or representation that the fact, item, matter, circumstance, transaction, action, proceeding, or event is or is not material or would or could have a Material Adverse Effect, and such inclusion shall not be deemed an acknowledgement that such fact, item, matter, circumstance, transaction, action, proceeding, or event is required to be disclosed pursuant to the Agreement.  The introductory language and the heading to each Schedule are inserted for convenience of reference only and shall not create a different standard for disclosure from that set forth in the Agreement.  Further, the use of headings in this Disclosure Letter shall not create a representation regarding the completeness or accuracy of the organization of the information in this Disclosure Letter.  In disclosing this information in this Disclosure Letter, Company expressly does not waive any attorney-client privilege associated with such information, nor any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

In accordance with the Agreement, Company hereby discloses to Buyer the following:

Schedule 3(e)

No Conflicts

None.

Schedule 3(j)(i)

Certain Reports Not Filed with the SEC

None.

Schedule 3(l)(i)

Material Adverse Effect Events

None.

Schedule 3(l)(ii)

Certain Changes

None.

Schedule 3(m)

Undisclosed Liabilities

None.

Schedule 3(p)

Transactions with Affiliates

Affiliate Transactions with Subsidiaries

None of the officers, directors or employees of the Company or any of its subsidiaries is a party to any affiliate transaction with any of the Subsidiaries.

Affiliate Transactions with the Company

See the Company’s Annual Report on Form 10-K filed December 12, 2014 and the Company’s Proxy Statement on Schedule DEF 14A filed on December 16, 2014 for a description of the Company’s stock option and incentive plans and information regarding options and restricted shares outstanding thereunder.

As of July 6, 2015, the executive officers of the Company held the number of unexercised options for shares of Common Stock and shares of unvested restricted common stock set forth opposite their names below:

Executive Officer	Unexercised Options for shares of Common Stock	Shares of Unvested Restricted Common Stock
J. Tyler Haahr	49,065	0
Bradley C. Hanson	81,920	0
Glen W. Herrick	0	2,000
Troy Moore, III	20,417	0
Ira D. Frericks	0	0
Ronald W. Butterfield	3,119	0
Total:	154,521	2,000

As of July 6, 2015, all other employees, officers, directors and consultants of the Company and its Subsidiaries held a total of 225,620 unexercised options and 4,230 shares of unvested restricted stock.

Schedule 3(q)

Agreements with Regulatory Agencies

(i)	Section 3(q)(i) – Regulatory Agreements.

As previously disclosed in public filings with the SEC, on July 15, 2011, the Company and MetaBank each stipulated and consented to a Cease and Desist Order (together, the “Orders” or the “Consent Orders”) issued by the Office of Thrift Supervision (the “OTS”), imposing various restrictions and compliance requirements on the Company and the Bank, respectively.  On August 7, 2014, the Office of the Comptroller of the Currency (“OCC”), as successor to the OTS as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, terminated the Bank’s Consent Order.  On May 26, 2015, the Federal Reserve Board announced that on May 21, 2015, it had terminated the Consent Order relating to the Company.

(ii)	Section 3(q)(ii) – Pending or threatened Regulatory Agreements; capital restoration plans.

The information presented elsewhere in this Schedule 3(q) is incorporated herein by reference.

(iii)	Section 3(q)(iii) – Initiated or pending proceedings, enforcement actions, or formal investigations.

None.

(iv)	Section 3(q)(iv) – Resolutions of proceedings, enforcement actions, or formal investigations.

As previously disclosed in public filings with the SEC, on July 15, 2011, the Company and MetaBank each stipulated and consented to the Consent Orders issued by the OTS.

On August 7, 2014, the Company announced that its bank subsidiary, MetaBank, had been released from its Consent Order by the OCC. The Consent Order was terminated effective August 7, 2014.

On May 26, 2015, the Federal Reserve Board announced that on May 21, 2015, it had terminated the Consent Order relating to the Company. The Consent Order was originally issued by the Office of Thrift Supervision.

(v)	Section 3(q)(v) – Unresolved violations, criticisms or exceptions.

None.

(vi)	Section 3(q)(vi) – Formal inquiries by or disagreement or disputes with any Government Agency.

None.

Schedule 3(r)

Certain Capitalization Matters

(i)	Capital Stock of Company Subject to Preemptive Rights or Similar Rights or Liens, etc.

None.

(ii)	Outstanding Options, Warrants, Convertible Securities, Rights to Subscribe, etc. Relating to the Company and its Subsidiaries

The options and other securities described or referenced on Schedule 3(p) of this Disclosure Letter.

(iii)	Registration Obligations of the Company or its Subsidiaries

None.

(iv)	Agreements of the Company or its Subsidiaries That May Require Redemption of Securities of the Company

(A)	Securities Purchase Agreement, dated as of January 29, 2010, between the Company and NetSpend Holdings, Inc.

(B)	Securities Purchase Agreement, dated as of May 9, 2012, between the Company and ACP MFG Holdings, LLC.

(C)	Securities Purchase Agreement, dated as of May 9, 2012, among the Company and Boathouse Row I, LP, Boathouse Row II, LP and Boathouse Row Offshore, LTD.

(D)	Securities Purchase Agreement, dated as of May 9, 2012, between the Company and Long Meadow Holdings, L.P.

(v)	Securities of the Company or its Subsidiaries With Anti-Dilution Rights, etc.

None.

(vi)	Stock Appreciation Rights and Phantom Stock Plans of the Company

None.

Schedule 3(s)

Subsidiaries of the Company

The following are the direct and indirect subsidiaries of the Company, showing the owner thereof, percentage interest held and jurisdiction of organization:

Name and Jurisdiction of Subsidiary	Owner of Subsidiary	Percentage Interest of Subsidiary Held by Owner
MetaBank, a federally chartered savings association	Meta Financial Group, Inc.	100%
First Midwest Financial Capital Trust I, a Delaware business trust	Meta Financial Group, Inc.	100%

Schedule 3(t)

Litigation

None.

Exhibit A to Securities Purchase Agreement
(Form of Registration Rights Agreement)

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of __________ ___, 2015, by and between Meta Financial Group, Inc., a Delaware corporation (the “Company”), and Silver Creek CS SAV, L.L.C., a Delaware limited liability company (the “Buyer”).

RECITALS:

WHEREAS, this Agreement is being entered into pursuant to the provisions of that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of July 7, 2015, by and between the Company and the Buyer; and

WHEREAS, as an inducement to the Buyer’s investment in the Company pursuant to the Securities Purchase Agreement, the parties desire to enter into this Agreement in order to grant certain registration rights to the Buyer as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.
GENERAL

1.1                Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“120-Day Deadline” shall have the meaning ascribed to it in Section 2.1(b) hereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person or entity.

“Agreement” shall have the meaning ascribed to it in the preamble hereof.

“Black Out Period” shall have the meaning ascribed to it in Section 2.11(a) hereof.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Buyer” shall have the meaning ascribed to it in the preamble hereof.

“Closing Date” means the date on which the closing of the transactions contemplated by the Securities Purchase Agreement occurs.

“Common Stock” means shares of common stock, $0.01 par value per share, of the Company.

“Company” shall have the meaning ascribed to it in the preamble hereof.

“Event” shall have the meaning ascribed to it in Section 2.1(b) hereof.

“Event Date” shall have the meaning ascribed to it in Section 2.1(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder” or “Holders” means the Buyer and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 2.8 hereof.

“Mandatory Registration Statement” shall have the meaning ascribed to it in Section 2.1(a) hereof.

“Misstatement” shall have the meaning ascribed to it in Section 2.4 hereof.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, joint stock company, trust or unincorporated organization or any government or any agency or political subdivision thereof.

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means (a) the Shares, and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, preferred stock or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares held by the Holders; provided, however, that Registrable Securities shall not include any shares of Common Stock (i) which have been sold or otherwise disposed of either pursuant to a registration statement or Rule 144 under the Securities Act; (ii) which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned in compliance with the terms of this Agreement; or (iii) which may be sold by the Holder in question pursuant to Rule 144 without volume restrictions or public information requirements.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (including any Mandatory Registration Statement), including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, and any other Persons retained by the Company and the compensation of regular employees of the Company, which shall be paid in any event by the Company, but shall not include Selling Expenses.

“Rule 144” means Rule 144 under the Securities Act or any successor rule.

“SEC” or “Commission” means the Securities and Exchange Commission and any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, or similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Securities Purchase Agreement” shall have the meaning ascribed to it in the recitals hereof.

“Selling Expenses” means all underwriting discounts, selling commissions, fees of underwriters, selling brokers, dealer managers and similar securities industry professionals and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

“Shares” means the 7,510 shares of Common Stock issued by the Company to the Buyer on the Closing Date pursuant to the Securities Purchase Agreement.

“Trading Markets” shall have the meaning ascribed to it in Section 2.3(g) hereof.

“Violation” shall have the meaning ascribed to it in Section 2.7(a) hereof.

SECTION 2.
REGISTRATION

2.1                 Registration Statement.

(a)                 In accordance with the requirements of Section 2.3 below, the Company shall file with the SEC within thirty (30) calendar days after the Closing Date, and shall use commercially reasonable efforts to cause to be declared effective by the SEC as soon as practicable after the date of such filing, and in any event within 120 calendar days after the Closing Date, a registration statement on Form S-1 or Form S-3 with respect to the resale of the Registrable Securities by the Holders thereof.  The Company shall also, once such registration statement becomes effective, maintain the effectiveness of the registration effected pursuant to this Section 2.1 and keep such registration statement free of any material misstatements or omissions at all times, subject only to the limitations set forth herein, including pursuant to Section 2.4 hereof.  The registration statement contemplated by this Section 2.1 is referred to herein as the “Mandatory Registration Statement.”  The Company shall cause the Mandatory Registration Statement to remain effective until such date as is the earlier of (i) the date on which all Registrable Securities included in the registration statement shall have been sold or shall have otherwise ceased to be Registrable Securities and (ii) the date on which all remaining Registrable Securities may be sold pursuant to Rule 144 without volume restrictions or public information requirements and any and all restrictive legends with respect to restrictions on transferability under the Securities Act have been removed from the Shares (provided that removal of such legends shall not be a condition to the Company’s right to cause the Mandatory Registration Statement to no longer remain effective if the Holders shall fail to promptly take such reasonable actions as the Company shall reasonably request to facilitate removal of the restrictive legends).

(b)                If: (i) the Mandatory Registration Statement is not filed on or prior to thirty (30) calendar days after the Closing Date (subject to the provisions of Section 2.11), or (ii) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five (5) Business Days after the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Mandatory Registration Statement will not be “reviewed” or not be subject to further review, or (iii) the Mandatory Registration Statement filed or required to be filed hereunder is not declared effective by the Commission within 120 calendar days after the Closing Date (the “120-Day Deadline”), or (iv) in the event that, after the 120-Day Deadline, the Registrable Securities have not been listed on the Trading Markets (as defined below), or (v) after the 120-Day Deadline, the Mandatory Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities for which it is required to be effective, or the Holders are otherwise not permitted to utilize the prospectus therein to resell such Registrable Securities (except as may be restricted pursuant to Section 2.4 or 2.11) for more than 14 consecutive calendar days or more than an aggregate of 20 calendar days during any 12-month period (which need not be consecutive calendar days) (any such failure or breach being referred to as an “Event”, and for purposes of clause (i), (iii) or (iv) the date on which such Event occurs, or for purposes of clause (ii) the date on which such five (5) Business Day period is exceeded, or for purposes of clause (v) the date on which such 14 or 20 calendar day period, as applicable, is exceeded being referred to as the “Event Date”), then in addition to any other rights a Holder may have hereunder or under applicable law, on each such Event Date and on the expiration of each thirty (30) day period following such Event Date (if the applicable Event shall not have been cured by such date) until the earlier of the date on which the applicable Event is cured or such Holder no longer owns Registrable Securities, the Company shall pay to such Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to two and one-half percent (2.50%) of the aggregate purchase price paid by such Holder for all Registrable Securities then held by such Holder.  If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven calendar days after the date payable hereunder, the Company will pay interest thereon at a rate of 18% per annum (or, to the extent such amount exceeds the maximum amount that is permitted to be paid under applicable law, such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due hereunder until such amounts, plus all such interest thereon, are paid in full. Notwithstanding anything herein to the contrary, in no event shall liquidated damages or any interest thereon accrue, nor shall the Company have any payment or other obligations pursuant to this Section 2.1(b), with respect to more than one Event at any time.  The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event.

2.2                 Expenses of Registration.  All reasonable Registration Expenses incurred in connection with any registration hereunder shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Holders of the Registrable Securities so registered pro rata on the basis of the number of shares so registered.

2.3                 Additional Obligations of the Company.  The Company shall:

(a)                At least three (3) Business Days before filing the Mandatory Registration Statement, furnish to counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any similar or successor reports that have been filed via EDGAR which may be incorporated or deemed to be incorporated by reference thereto), and the Company shall in good faith consider any reasonable comments of such counsel received at least one (1) Business Day prior to filing.

(b)                Promptly notify the Holders when the Mandatory Registration Statement is declared effective by the Commission.  The Company shall respond as promptly as reasonably practicable to any comments received from the Commission with respect to the registration statement or any amendments thereto and shall furnish to the Holders, upon request, any comments of the Commission staff regarding the Holders.  The Company shall promptly file with the Commission a request for acceleration of effectiveness in accordance with Rule 461 promulgated under the Securities Act after the Company concludes that the staff of the Commission has no further comments on the filing.

(c)                 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)                Use commercially reasonable efforts to register and qualify the securities covered by the Mandatory Registration Statement under such other securities or Blue Sky laws of such U.S. jurisdictions as shall be reasonably requested by the Holders unless an exemption from registration and qualification exists; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, file a general consent to service of process or subject itself to general taxation in any such states or jurisdictions.

(e)                 Promptly notify each Holder of Registrable Securities covered by the Mandatory Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (provided that in no event shall such notice contain any material, non-public information regarding the Company) and, when such state of facts no longer exists whether due to passage of time or filing of supplemental disclosure by the Company, the Company shall promptly furnish to each such Holder a reasonable number of copies of any supplement or amendment to such prospectus filed by the Company.

(f)                  Use commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Mandatory Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction in the United States, and in the event of the issuance of any stop order suspending the effectiveness of such registration statement, or any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts to obtain promptly the withdrawal of such order.

(g)                 Use commercially reasonable efforts to cause all Shares to be listed on each securities exchange on which the same class of securities issued by the Company are then listed (collectively, the “Trading Markets”), including, without limitation, by the filing of any required additional listing applications.

(h)                Use commercially reasonable efforts to cooperate with the Holders who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities sold pursuant to the Mandatory Registration Statement, and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in such names as the Holders may request.

(i)                  Provide and cause to be maintained a registrar and transfer agent for all Registrable Securities covered by any registration statement from and after a date not later than the effective date of the Mandatory Registration Statement.

(j)                  Not, nor shall any subsidiary or affiliate thereof, identify any Holder as an underwriter in any public disclosure or filing with the SEC or the NASDAQ Stock Market or any other securities exchange or market without the consent of such Holder except as required by law.

2.4                Suspension of Sales.  Upon receipt of written notice from the Company that the Mandatory Registration Statement or a prospectus relating thereto contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (a “Misstatement”), each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of the supplemented or amended prospectus that corrects such Misstatement, or until such Holder is advised in writing by the Company that the use of the prospectus may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.  The total number of calendar days that any such suspension may be in effect in any 365 day period shall not exceed 90 days.

2.5                Termination of Registration Rights.  A Holder’s registration rights under this Agreement, including any right to payment under Section 2.1(b), shall expire on the date on which such Holder ceases to own Registrable Securities or securities that are expressly convertible into or exercisable for Registrable Securities.

2.6                Furnishing Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.7                Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)                 To the extent permitted by law, the Company shall indemnify and hold harmless each Holder and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Investment Company Act of 1940, as amended, or the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any related preliminary prospectus or final prospectus or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, or state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any other federal or state securities law in connection with the registration of the Registrable Securities; and the Company will pay to each such Holder or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to any Holder (or any related controlling person) with respect to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs (i) solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement (including any related preliminary prospectus or final prospectus) or any amendment thereof or supplement thereto by such Holder or controlling person, (ii) as a result of  any failure of such Holder or controlling person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, or (iii) as a result of a violation by such Holder or controlling person of such Holder’s obligations under Section 2.4 hereof.

(b)                To the extent permitted by law and provided that such Holder is not entitled to indemnification pursuant to Section 2.7(a) above with respect to such matter, each selling Holder (severally and not jointly) shall indemnify and hold harmless the Company, each of its directors, officers, persons, if any, who control the Company within the meaning of the Securities Act, any other Holder selling securities in such registration statement and any controlling person of any such other Holder, against any losses, claims, damages, or liabilities to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any (i) untrue statement or alleged untrue statement of a material fact regarding such Holder and provided in writing by such Holder expressly for use in connection with a registration statement which is contained in such registration statement, including any related preliminary prospectus or final prospectus or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in the case of each of clause (i) and (ii), to the extent (and only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement, preliminary or final prospectus, amendment or supplement thereto, (iii) any failure by such Holder or controlling person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, or (iv) violation by such Holder or controlling person of such Holder’s obligations under Section 2.4 hereof; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.7(b) in connection with investigating or defending any such loss, claim, damage, liability, or action as a result of such Holder’s untrue statement, omission, failure or violation; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided, that, (x) the indemnification obligations in this Section 2.7(b) shall be individual and ratable not joint and several for each Holder and (y) in no event shall the aggregate of all indemnification payments by any Holder under this Section 2.7(b) exceed the net proceeds from the offering received by such Holder.

(c)                 Promptly after an indemnified party under this Section 2.7 becomes aware of any matter that such indemnified party believes will entitle such party to indemnification pursuant to this Section 2.7, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense of the action in question (including any governmental action) with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses of such counsel to be paid by the indemnifying party, if (i) the indemnifying party shall have failed to assume the defense of such claim within twenty (20) days after receipt of notice of the claim and to employ counsel reasonably satisfactory to such indemnified party, as the case may be; or (ii) in the reasonable opinion of counsel retained by the indemnifying party, representation of such indemnified party by such counsel would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party reasonably apprised of the status of the defense or any settlement negotiations with respect thereto.  No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, except to the extent such failure to give notice actually and materially prejudices the indemnifying party.

(d)                If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  Notwithstanding the foregoing, the amount that any Holder will be obligated to contribute pursuant to this Section 2.7(d) will be limited to an amount equal to the net amount of proceeds received by such Holder from the sale of Registrable Securities sold by such Holder pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which such Holder has otherwise been required to pay in respect of such loss, liability, claim, damage, or expense or any substantially similar loss, liability, claim, damage, or expense arising from the sale of such Registrable Securities).  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation.

(e)                 The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.8                Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of Registrable Securities if (a) such transferee is an Affiliate, subsidiary or parent company of a party hereto, or (b)  such transferee acquires at least 25% of the Registrable Securities then owned by such Holder; provided, that (i) the transferor shall furnish to the Company written notice at or prior to the time of transfer of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (ii) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement in the same capacity and to the same extent as the transferring Holder; and (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws and such transferee shall acknowledge, immediately following such assignment, that the further disposition of such securities by such assignee is restricted under the Securities Act.

2.9                Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees, so long as shares of Registrable Securities are outstanding, to use its reasonable best efforts to:

(a)                 make and keep public information available, as those terms are understood and defined in Securities Act Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b)                file with the SEC, in a timely manner, all annual and quarterly reports required of the Company under Section 13 or Section 15(d) of the Exchange Act; and

(c)                 so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.10             Obligations of the Holders.

(a)                 Each Holder shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request in connection therewith.  Upon the execution of this Agreement, each Holder shall complete, execute and deliver to the Company a selling securityholder notice and questionnaire in form reasonably satisfactory to the Company.  At least five (5) Business Days prior to the first anticipated filing date of any registration statement, the Company shall notify each Holder of any additional information the Company requires from such Holder if such Holder elects to have any of the Registrable Securities included in such registration statement.  A Holder shall provide such information to the Company at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement. Each holder agrees that, in connection with any sale of Registrable Securities by it pursuant to a registration statement, it shall comply with the “Plan of Distribution” section of the then current prospectus relating to such registration statement.

(b)                Each Holder, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Mandatory Registration Statement hereunder, unless such Holder has notified the Company in writing of its election to exclude all of its Registrable Securities from the Mandatory Registration Statement.

(c)                 Each Holder covenants and agrees that it shall comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Mandatory Registration Statement (including any related prospectus) and any amendment or supplement thereto.

2.11              Suspension of Registration Rights.

(a)                 Notwithstanding anything to the contrary herein, if the Company shall at any time furnish to the Holders a certificate signed by any of its authorized officers (a “Suspension Notice”) stating that the Company is engaged in a material merger, acquisition or sale, or a pending material financing, material corporate reorganization or other material corporate transaction, and the Board of Directors of the Company determines, in good faith and by appropriate resolution after consultation with its outside counsel, that the filing of the Mandatory Registration Statement would require additional disclosure of material information that would be materially detrimental to the Company, then the right of the Holders to require the Company to file the Mandatory Registration Statement shall be suspended for a period (a “Black Out Period”) of not more than sixty (60) days in the aggregate in any three hundred and sixty (360) consecutive-day period (and no more than ten (10) consecutive Business Days in any three hundred and sixty (360) consecutive day period).

(b)                 Notwithstanding anything to the contrary in this Section 2.11, the Company shall not impose any Black Out Period in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers.

(c)                If the public announcement of the applicable material transaction or material, nonpublic information is made during a Black Out Period, then the Black Out Period shall terminate without any further action of the parties and the Company shall immediately notify the Holders of such termination.

SECTION 3.
MISCELLANEOUS

3.1                Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including, subject to Section 2.8, transferees of Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2                Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Sioux Falls, South Dakota, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

3.3                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

3.4                Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement

3.5                Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Meta Financial Group, Inc.
5501 S. Broadband Lane
Sioux Falls, South Dakota  57108
Facsimile:            (605) 338-0596
Attention:           J. Tyler Haahr

with a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP
2900 K Street, NW
North Tower, Suite 200
Washington, DC  20007
Facsimile:           (202) 339-8281
Attention:          Jeffrey M. Werthan, Esq.

If to the Buyer:

Silver Creek CS SAV, L.L.C.
c/o Nantahala Capital Management, LLC
19 Old Kings Highway S, Suite 200
Darien, CT 06820
Facsimile:       (267) 295-6119
Attention:      Wilmot Harkey

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party pursuant to this Section.

3.6                Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7                Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the prior written consent of the Company and a majority-in-interest of the Holders.

3.8                Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

3.9                 Entire Agreement.  This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.

3.10              Termination.  This Agreement shall terminate and be of no further legal force and effect when all of the Registrable Securities shall no longer be or constitute Registrable Securities in accordance with the definition thereof set forth in Section 1.1; provided, however, that the provisions of Section 2.2, Section 2.7 and Section 3 shall survive the termination of this Agreement.

3.11             Interpretive Matters.  Unless the context otherwise requires, (a) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

META FINANCIAL GROUP, INC.

By:
Name: J. Tyler Haahr
Title: Chief Executive Officer

BUYER:

SILVER CREEK CS SAV, L.L.C.

By:	Nantahala Capital Management, LLC
Its:	Investment Manager

By:
Name:	Wilmot Harkey
Title:	Manager

[Signature Page to Registration Rights Agreement]